Exhibit 10.2

SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2004, by and among Commercial Credit Group Inc., a Delaware corporation (the “Company”), and each of those entities, severally and not jointly, whose names are set forth on the Schedule of Investors attached hereto as Schedule A (which entities are hereinafter collectively referred to as the “Investors” and each individually as an “Investor”).

R E C I T A L S

WHEREAS, the Company has authorized the offer and sale of up to an aggregate of Sixty Thousand (60,000) shares (collectively, the “Shares”) of its Series A-1 Preferred Stock, par value $.00001 per share (the “Series A-1 Preferred Stock”) for a total purchase price of Six Million Dollars ($6,000,000);

WHEREAS, the Investors desire to purchase the Shares on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the Shares to the Investors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Agreement to Sell and Purchase the Shares.

1.1  Authorization of Shares.  The Company has authorized (a) the sale, issuance and delivery of the Shares to the Investors and (b) the issuance and delivery of the shares of the Company’s Common Stock, par value $.00001 per share (“Common Stock”), issuable upon conversion of the Shares (collectively, the “Conversion Shares”).  The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Restated Charter”), which Restated Charter shall be filed with the Secretary of State of the State of Delaware prior to the Initial Closing (as defined in Section 2.1).

1.2  Sale and Purchase.

(a)  Initial Closing.  Subject to the terms and conditions of this Agreement, at the Initial Closing, the Company will sell, issue and deliver to each Investor, severally and not jointly, and each Investor will purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Investor’s name on Schedule A under the heading “Initial Closing Shares” (the “Initial Closing Shares”) at a purchase price of $100.00 per Share.

(b)  Subsequent Closings.  Subject to the terms and conditions of this Agreement, at one or more Subsequent Closings (as defined in Section 2.2), the Company will sell, issue and deliver to each Investor, severally and not jointly, and each Investor will purchase from the Company, severally and not jointly, up to the number of Shares set forth opposite each Investor’s name on Schedule A under the heading “Subsequent Closing Shares” (the “Subsequent Closing Shares”) at a purchase price of $100.00 per Share.

1.3  Use of Proceeds.  The Company will use the proceeds from the sale of the Series A-1 Preferred Stock to the Investors and the proceeds from the sale of shares of its Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) to Daniel J. McDonough, Kevin T. McGinn, W.J. Mattocks and Richard W. Radom (collectively, the “Founders”) pursuant to that certain Series A-2 Stock Purchase Agreement to be entered into among the Company and the Founders prior to or concurrently with the Initial Closing (the “Founders Purchase Agreement”) for (a) expenses related to the Initial Closing and the completion of the Senior Debt Facility (as hereinafter defined), as more fully set forth on Schedule 1.3(a); (b) start-up expenses in an amount not to exceed One Hundred and Fifteen Thousand Dollars ($115,000) as detailed in the Company’s business plan attached hereto as Schedule 1.3(b) (the “Business Plan”); (c) reasonable and customary expenses related to the Subsequent Closings; (d) working capital and loan and leasing activities in accordance with the Business Plan; or (e) as otherwise may be approved by the Board of Directors of the Company (the “Board”); provided, however, notwithstanding the foregoing, in no event shall any such proceeds be used to reduce indebtedness or make payments to any affiliate or stockholder of the Company other than in ordinary arm’s length transactions that have been approved by the Board.

2.  Initial Closing, Delivery and Payment.

2.1  Initial Closing.  The initial closing of the sale and purchase of the Shares under this Agreement (the “Initial Closing”) shall take place as soon as possible after the execution and delivery hereof at a time and place that is mutually convenient to the Company and the Investors (the date of the Initial Closing is sometimes hereinafter referred to as the “Closing Date”).  In lieu of convening in person for the purpose of conducting the Initial Closing, the Company and the Investors may mutually agree to effect the execution and delivery of this Agreement, the Related Agreements (as defined in Section 3.1) and any other documents required to complete the Initial Closing by means of an exchange of facsimile signatures with original copies to follow by overnight courier service.   Notwithstanding anything contained herein to the contrary, the purchase price for the Initial Closing Shares allocated to Envest II LLC (“Envest”) may be paid at any time within thirty (30) days after the date hereof (assuming that the Initial Closing occurs prior to such date); provided, however, the Company shall not deliver to Envest certificates for such Initial Closing Shares until such purchase price has been paid.  Envest recognizes and acknowledges that the other Investors and the Company are relying on the aforesaid covenant and agreement by Envest in connection with their decision to complete the Initial Closing hereunder.  As security for the duties and obligations of Envest to acquire its Initial Closing Shares in accordance with the provisions of this Section 2.1, Envest shall, concurrently with the Initial Closing, deposit the sum of Two Hundred Thousand Dollars ($200,000) (the “Envest Escrow”) into escrow with the Company, which Envest Escrow shall (i) be applied on account of the purchase price due from Envest in respect of the Initial Closing Shares acquired by Envest pursuant hereto and (ii) be forfeited to the Company in the event that Envest fails to acquire the

Initial Closing Shares in accordance with the provisions of this Section 2.1 and such failure is not attributable to any breach by the Company of its duties and obligations hereunder, all of which shall be set forth in a letter agreement by and between Envest and the Company that is reasonably satisfactory to the parties thereto.

2.2  Subsequent Closings.  At any time within twenty-four (24) months after the Initial Closing, upon a determination of the need for additional funding by the Board of Directors of the Company, the Company may give no less than twenty (20) days’ notice to the Investors (a “Funding Notice”) of the time and place of one or more closings at which the Company shall sell, and the Investors shall purchase, on terms and conditions contained in this Agreement, the Subsequent Closing Shares.  The Funding Notice shall set forth: (i) the number of Subsequent Closing Shares to be purchased by each Investor and the aggregate purchase price payable by each Investor (it being understood that each Investor shall be required to purchase its pro-rata share of such Subsequent Closing Shares); (ii) the wire transfer instructions for the Company to which the purchase price for the Subsequent Closing Shares shall be delivered by the Investors; (iii) a certificate from an authorized officer of the Company to the effect that the conditions precedent set forth in Section 5.3 hereof have been satisfied, other than the conditions set forth in Section 5.3(f) (which shall be satisfied concurrently with or as soon as possible after the purchase price has been paid in respect of the Subsequent Closing Shares); and (iv) the manner in which the proceeds of the sale of the Subsequent Closing Shares being purchased will be used by the Company (which shall be in accordance with Section 1.3 hereof).  The dates of the purchase and sale of the Subsequent Closing Shares are collectively referred to in this Agreement as the “Subsequent Closing Dates” and the closing or closings as the “Subsequent Closings.”

2.3  Delivery and Payment.  At the Initial Closing and each of the Subsequent Closings, subject to the terms and conditions of this Agreement, the Company will deliver to each Investor a certificate representing the number of Shares to be purchased by such Investor at the Initial Closing or Subsequent Closing, as appropriate, against payment of the purchase price therefor by wire transfer of immediately available funds to an account designated in writing by the Company not less than two (2) business days prior to the Initial Closing or Subsequent Closing, as appropriate.

3.  Representations and Warranties.  The Company represents and warrants to each Investor as of the date hereof and as of the Closing Date and each of the Subsequent Closing Dates that the statements contained in this Section 3 are true and correct, except as set forth in the Schedule of Exceptions attached to this Agreement (it being agreed that the Company may amend the Schedule of Exceptions as of the Closing Date and each of the Subsequent Closing Dates to reflect matters arising between the date hereof or the Subsequent Closing Date, as appropriate, and each of the Subsequent Closing Dates).  The Schedule of Exceptions shall be arranged in numbered paragraphs and each exception shall be deemed to qualify the specific numbered section of this Agreement which is referenced in the applicable exception.

3.1  Organization, Good Standing and Qualification.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws (as defined in Section 3.15) of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Investor Rights Agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) and the Stockholders’ Agreement in the form attached hereto as Exhibit C (the “Stockholders’ Agreement,” and together with the Investor Rights Agreement, the “Related Agreements”), to issue and sell the Shares and the Conversion Shares, to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as currently conducted and as proposed to be conducted.  The Company is duly qualified and in good standing in the State of North Carolina and in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on the Company.  For purposes of this Agreement, the phrase “Material Adverse Effect” shall mean any material adverse change in or effect (financial or other) on the Company’s business, results of operations, assets, liabilities, prospects or financial condition.

(b)  The Company will not, as of the Initial Closing or any Subsequent Closing, be in violation or default of any term of its Restated Charter or Bylaws.  The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Shares pursuant hereto and of the issuance and delivery of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under its Restated Charter or Bylaws.

(c)  The minute books of the Company provided to counsel for the Investors and made available for inspection and copying by each Investor contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

3.2  Subsidiaries.  The Company does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3  Capitalization.

(a)  The authorized capital stock of the Company as of the Initial Closing consist of (i) one million  (1,000,000) shares of Common Stock, one hundred thirty-four thousand fifty (134,050) shares of which are issued and outstanding, and (ii) Seventy-One Thousand Four Hundred and Ninety-Four (71,494) shares of Preferred Stock, of which Sixty Thousand (60,000) will be designated Series A-1 Preferred Stock and Eleven Thousand Four Hundred and Ninety-Four (11,494) will be designated as Series A-2 Preferred Stock. Immediately prior to the Initial Closing, there will be no shares of Series A-1 Preferred Stock or shares of Series A-2 Preferred Stock issued and outstanding.  Schedule 3.3(a) sets forth the issued and outstanding shares of Common Stock and Preferred Stock immediately following the Initial Closing, including all Common Stock issued and outstanding on as-converted, fully-diluted basis, assuming the purchase and sale of all of the Initial Closing Shares hereunder and the purchase and sale of the Series A-2 Preferred Stock under the Founders’ Purchase Agreement. Such capitalization table identifies by name and number of securities owned, each stockholder and other holder of the Company’s outstanding securities and convertible securities.

(b)  Under the Company’s Equity Compensation Plan (the “Plan”), which Plan shall be established after the Initial Closing pursuant to the provisions of Section 5.4(b) hereof, Forty-Four Thousand Six Hundred and Eighty-Four (44,684) shares of Common Stock are available for issuance as of the Closing Date, of which no shares of Common Stock are issued as restricted stock or are subject to options granted and outstanding as of the Closing Date.  No employee, officer, director or consultant has options or any other securities that provide for accelerated vesting upon a “Change of Control Transaction” (as defined in the Restated Charter) or termination of employment or service or any other event, except for those vesting or similar provisions contained in those certain Buy-Sell Agreements (collectively, the “Buy-Sell Agreement”) to be entered into on or before the Initial Closing by and between the Company and each of the Founders.

(c)  Other than the shares reserved for issuance under the Plan, and except as may be issued pursuant to this Agreement, the Related Agreements and under the Founders’ Purchase Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.  No person or entity has any right to acquire any securities of the Company or any option or warrant to acquire any securities of the Company based on any broker, finder or investment banking type relationship with or with respect to the Company.

(d)  Except as required pursuant to the Investor Rights Agreement, the Company is not under any obligation, and has not granted any rights, to “register” (as defined in the Investor Rights Agreement) any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.  Except as contemplated in the Stockholders’ Agreement or the Buy-Sell Agreement, no stockholder of the Company has entered into any agreement with respect to the voting or transfer of equity securities of the Company.

(e)  All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in accordance with all applicable securities Laws, including, without limitation, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities Laws (such state securities Laws, together with the Securities Act, the “Acts”) or pursuant to an exemption from such registration requirements.

(f)  The rights, preferences and privileges of the Shares will be as stated in the Restated Charter.  The Conversion Shares, with respect to issued and outstanding Shares, have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be (i) validly issued, fully paid and nonassessable (ii) issued in compliance with applicable federal and state securities Laws and (iii) except as set forth in the Related Agreements, will be free of any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge (collectively, “Liens”); provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities Laws.

3.4  Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Initial Closing and Subsequent Closings and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the issuance and delivery of the Conversion Shares pursuant to the Restated Charter has been taken.  This Agreement has been, and the Related Agreements will be, when executed and delivered at the Initial Closing, duly executed and delivered by the Company and constitute or, in the case of the Related Agreement, will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in the Investor Rights Agreement may be limited by applicable Laws.

3.5  Financial Statements.

(a)  The Company has delivered to the Investors financial projections and pro forma financial statements describe on Schedule 3.5 (collectively, the “Projections”).  The Projections were prepared in good faith and are based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, on the date of issuance of the Projections and on the date hereof, made in good faith and believes to be reasonable; provided, however, the representation and warranty made in this Section 3.5(a) shall not constitute a guarantee or warranty that the Company will achieve any of the financial results projected in the Projections.

(b)  All financial statements required to be delivered to the Investors under the Related Agreements prior to the Initial Closing or any Subsequent Closing (collectively, the “Financial Statements”), shall be complete and correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (with the exception of footnotes that may be required by GAAP).  The Financial Statements shall fairly present, in all material respects, the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments, none of which will be material in amount.  All other information required to be delivered to the Investors prior to any Subsequent Closing under the Related Agreements shall be complete and accurate in all material respects.

3.6  Liabilities.  Except as (a) disclosed on, or reflected or reserved against in, the Financial Statements; (b) current liabilities incurred in the ordinary course of the Company’s business since the date of the most recent Financial Statements or (c) performance obligations under agreements to which the Company is a party incurred in the ordinary course of the Company’s business and not required under GAAP to be reflected in the financial statements of the Company which, in the cases of paragraphs (a) and (b), individually and in the aggregate will not have a Material Adverse Effect, the Company does not have and is not subject to any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due).

3.7  Agreements.

(a)  Schedule 3.7(a) sets forth a list of agreements, understandings, arrangements or other commitments, written or oral, to which the Company is a party or by which it is bound, (i) that are terminable without the consent of the Company and that, if terminated, would have a Material Adverse Effect on the Company, or (ii) that involve or may involve (A) obligations (contingent or otherwise) of the Company, or payments to the Company, in each case in excess of $5,000, or (B) the license of any Intellectual Property (as defined below) by the Company to any third party or by a third party to the Company (other than off the shelf shrink wrap licenses), (C) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, (D) indemnification by the Company with respect to infringement of proprietary rights or (E) any other agreement, understanding or instrument to which the Company is a party or by which it is bound that is material to the Company (the items described in (i) and (ii) above, collectively, the “Material Contracts”).  The Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms.  The Company has furnished to the Investors complete and correct copies of all such Material Contracts.

(b)  The Company is not and has never been a party to, as a contractor or subcontractor, and is not making and has never made, any bid or proposal with respect to, any government contract.

(c)  Neither the Company nor, to the best of the Company’s knowledge, any other party is in material violation or default under any Material Contract and no event has occurred which with notice, lapse of time or both would constitute a violation default thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Shares pursuant hereto and of the issuance and delivery of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

(d)  Schedule 3.7(d) sets forth a list of all agreements, understandings, arrangements or other commitments, written or oral, made by any Founder which (i) are for the benefit of the Company, (ii) obligate the Company in any way or (iii) otherwise affect the business of the Company (collectively, the “Founder Agreements”).  The Founders have assigned all Founder Agreements (and their right, title and interest thereunder) to the Company. All such assignments of the Founder Agreements are enforceable, binding and in full effect.  The Founder Agreements are binding and enforceable by the Company according to their respective terms.

3.8  Obligations to Related Parties.  Except as set forth in (i) the Buy-Sell Agreement, (ii) the four (4) separate Employment Agreements to be entered into on or before the Initial Closing between the Company and each of the Founders (collectively, the “Founders’ Employment Agreements”), and (iii) the Related Agreements, the Company has no obligations to executive officers, directors, stockholders or employees of the Company other than for standard employee benefits made generally available to all employees.  Except as set forth on Schedule 3.8, none of the executive officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company or, to the best of the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than one percent of such company) which may compete with the Company.  No executive officer or director or member of their immediate families or, to the best of the Company’s knowledge, any stockholder, is, directly or indirectly, interested in any Material Contract with the Company.  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  For purposes of this Agreement, the phrases “knowledge of the Company” or “to the best of the Company’s knowledge” or words of similar import, mean the knowledge of any director, officer, or Founder of the Company, including facts of which directors, officers, and/or Founders, in the reasonably prudent exercise of their duties, should be aware.

3.9  Changes.  Since the later of the date on the Projections or the date of any audited Financial Statements delivered to the Investors, there has not been:

(a)  Any event that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)  Any resignation or termination of any executive officer, key employee or group of employees of the Company, except as approved by the Board;

(c)  Any damage, destruction or loss, whether or not covered by insurance, with respect to the properties and assets of the Company;

(d)  Any waiver or compromise by the Company of a valuable right or of a material debt owed to it in excess of $25,000, except as approved by the Board;

(e)  Any loans made by the Company to any stockholder, employee, executive officer or director of the Company, other than advances made in the ordinary course of business;

(f)  Any material change in any compensation arrangement or agreement with any employee, executive officer, director or stockholder, except as approved by the Board;

(g)  Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h)  Any labor organization activity related to the Company;

(i)  Any debt for borrowed money incurred, assumed or guaranteed by the Company, except (i) those for immaterial amounts and for current liabilities incurred in the ordinary course of business, (ii) under the Senior Debt Facility, or (iii) amounts approved by the Board;

(j)  Any sale, mortgage, pledge, transfer, lease or other assignment of any Intellectual Property (as defined in Section 3.11(i)) owned by the Company, other than licenses of the Company’s software and products on a non-exclusive basis in the ordinary course of business;

(k)  Any material change in any Material Contract, except as approved by the Board;

(l)  Any sale, mortgage, pledge, transfer, lease or other assignment of any of its tangible assets outside of the ordinary course of business, except as approved by the Board;

(m)  Any capital expenditure in excess of $25,000, except as approved by the Board; or

(n)  Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above, except as approved by the Board.

3.10  Real and Personal Property.

(a)  Real Property.  The Company does not own any real property.  All of the real property leased by the Company (the “Leased Real Property”) is identified in Schedule 3.10(a).  The schedule of Leased Real Property set forth in Schedule 3.10(a) is a complete, accurate, and correct list of the Company’s Leased Real Property.  Each of the leases for the Leased Real Property set forth in Schedule 3.10(a) is in full force and effect and has not been modified, amended, or altered, in writing or otherwise.  Neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in default under any of said leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default.

(b)  Personal Property.  The Company has good title (or valid leasehold estates in the case of leased property and assets) to all of its personal property and assets and all such personal property and assets are in good working condition.  None of such personal property or assets is subject to any Lien, except as set forth on Schedule 3.10(b) (the “Permitted Liens”).  The Financial Statement reflect all personal property and assets of the Company (other than assets disposed of in the ordinary course of business since the date of the Financial Statements), and such properties and assets are sufficient for the Company to conduct the business of the Company as currently conducted and as proposed to be conducted.

3.11  Intellectual Property.

(a)  The Company owns, or is licensed or otherwise possesses enforceable rights to use, all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted and as proposed to be conducted.  There are no claims or demands pending by any other person pertaining to any of such Intellectual Property nor, to the best of the Company’s knowledge, is there a claim or demand threatened, and no proceedings have been instituted or, to the best of the Company’s knowledge, threatened which challenge the rights of the Company with respect to such Intellectual Property.

(b)  With respect to Intellectual Property that is owned by the Company, all such Intellectual Property is owned free and clear of Liens, other than Permitted Liens. All patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, and registered copyrights which are owned by the Company are listed in Schedule 3.11(b).  All such patents, patent applications, trademarks, trademark registrations, trademark applications, and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 3.11(b), and have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations of the United States and each such jurisdiction.

(c)  All licenses or other agreements under which the Company is granted rights in Intellectual Property of any third person are listed in Schedule 3.11(c).  All such licenses or other agreements are in full force and effect, there is no default by the Company or, to the best of the Company’s knowledge, by any other party thereto, and all of the rights of the Company thereunder are freely transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control).  The licensors under said licenses and other agreements have and, at the time of the grant of such licenses or agreements, had all requisite power and authority to grant the rights purported to be conferred thereby.  The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Shares pursuant hereto and of the issuance and delivery of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, impair or otherwise affect the rights of the Company under any such license or agreement.

(d)  All licenses or other agreements under which the Company has granted rights to others in its Intellectual Property are listed in Schedule 3.11(d).  All such licenses or other agreements are in full force and effect, there is no default by the Company or, to the best of the Company’s knowledge, by any other party thereto, and all of the rights of the Company thereunder are freely transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control). The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Shares pursuant hereto and of the issuance and delivery of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, impair or otherwise affect the rights of the Company under any such license or agreement.

(e)  The Company has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Company.  The Company has required all current and former employees and all consultants and independent contractors having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute enforceable agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services, and all such persons are in compliance with such agreements.  The Company has no knowledge of any infringement by others of any of its Intellectual Property.  The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it intends to hire) made prior to their employment by the Company.  All current and former employees and all consultants and independent contractors hired by the Company having access to confidential or proprietary information of the Company have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and of any information of third parties received by the Company under an obligation of confidentiality.

(f)  To the best of the Company’s knowledge, the Company has not infringed, does not infringe and, by conducting its business as currently conducted or as proposed to be conducted, will not infringe, in any material respect, or unlawfully or wrongfully use the Intellectual Property of any third person.  No proceeding charging the Company with infringement of any Intellectual Property of any third person has been filed or, to the best of the Company’s knowledge, is threatened to be filed, except as set forth on Schedule 3.11(f).  There exists no unexpired patent or, to the best of the Company’s knowledge, patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities, or business of the Company as currently conducted or as proposed to be conducted.

(g)  The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company.  Except as set forth on Schedule 3.11(g), neither the Company nor any employee of the Company is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of the Company or that would conflict with the Company’s business as now conducted or proposed to be conducted.  To the best of the Company’s knowledge, no employee or consultant is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the carrying on of the Company’s business and the conduct of the Company’s business as proposed will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

(h)  Schedule 3.11(h) sets forth a list of all licenses or other agreements under which any Founder is granted rights in Intellectual Property which (i) are for the benefit of the Company, (ii) obligate the Company in any way or (iii) otherwise affect the business of the Company (collectively, the “Founder Intellectual Property Agreements”).  The Founders have assigned all Founder Intellectual Property Agreements (and all right, title and interest thereunder) to the Company.  All such assignments of the Founder Intellectual Property Agreements are enforceable, binding and in full effect.  The Founder Intellectual Property Agreements are binding and enforceable by the Company according to their respective terms.

(i)  As used in this Agreement, the term “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

3.12  Litigation.  Except as set forth on Schedule 3.12, (a) there is no litigation, arbitration, mediation or proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company or affecting any of its properties or assets or against any officer, director, or Founder of the Company in his or her capacity as an officer, director or employee of the Company, or which may call into question the validity or hinder the enforceability of this Agreement or any Related Agreement or the transactions contemplated hereby and thereby, (b) to the best of the Company’s knowledge, there has not occurred any event nor does there exist any condition on the basis of which any such litigation, arbitration, mediation proceeding or investigation might be properly instituted or commenced, (c) the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and (d) there is no action or suit by the Company pending or, to the best of the Company’s knowledge, threatened against others.

3.13  Tax Returns and Payments.  The Company has filed on a timely basis all tax returns and reports as and when required by Law. Such tax returns and reports correctly and completely reflect the Company’s liability for taxes and all other information required to be reported thereon.  The Company has paid all taxes and other assessments due to be paid before the Initial Closing. The Company has adequately provided for, in its books of account and related records, liability for all unpaid taxes, being current taxes not yet due and payable. The Company has not been advised that any of its returns, federal, state or other, has been or is being audited, or of any deficiency in assessment in its federal, state or other taxes.  All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when required.

3.14  Employees and Consultants.

(a)  Except as approved by the Board after the Initial Closing, the Company does not maintain or contribute to any employee benefit plan, pension plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an “Employee Benefit Plan”).  No other corporation, trade, or business exists which would be treated together with the Company as a single “employer” under the provisions of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each Employee Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code and any other Law applicable to such Employee Benefit Plan. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee Benefit Plan as required under applicable Law. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations Law.  The Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees (other than continuation coverage, at the maximum applicable premium permitted to be charged by the Company, required under Section 4980B of the Code, or Section 601 of the ERISA).

(b)  Schedule 3.14(b) sets forth a list of (i) all salaried employees of the Company, together with each such employee’s position, date of employment, salary, and any other compensation payable to such employee (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), and (ii) each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor.  The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or consultants.  The Company is in compliance, in all material respects, with all applicable Laws, agreements, orders, and consent decrees respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, and wages and hours.  The Company has no collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the best of the Company’s knowledge, threatened with respect to the Company.  There are no charges of employment discrimination or unfair labor practices or any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations, pending or, to the best of the Company’s knowledge, threatened against or involving the Company.

(c)  To the best of the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted by the Company; and to the best of the Company’s knowledge after due inquiry, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  Except as set forth on Schedule 3.14(c), the Company has not received notice alleging that any such violation has occurred.  Except as set forth on Schedule 3.14(c), no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  To the best of the Company’s knowledge, no executive officer, Key Employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer, Key Employee or group of employees.

3.15  Compliance with Laws; Authorizations.

(a)  The Company has complied in all material respects with each, and is not in violation of, any law, statute, regulation, rule, ordinance or order (“Laws”), including environmental Laws, to which the Company or its business, operations, employees, assets or properties are or have been subject.  No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a material violation of, conflict with or failure on the part of the Company to comply with, any Law.  The Company has not received notice regarding any violation of, conflict with, or failure to comply with, any Law. The execution, delivery, and performance of this Agreement and the Related Agreements by the Company, and the sale, issuance and delivery of the Shares pursuant hereto and of the issuance and delivery of the Conversion Shares pursuant to the Restated Charter, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Law.

(b)  The Company owns, holds, possesses or lawfully uses in the operation of its business all franchises, licenses, permits and registrations (“Authorizations”) which are required or otherwise necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Company in the conduct of its business, free and clear of all Liens, other than Permitted Liens.  Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or the Related Agreements.  All Authorizations are listed in Schedule 3.15(b).  No event has occurred or circumstances exist that, with or without the passage of time or the giving of notice, may result in a violation of, conflict with, failure on the part of the Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization.  The Company has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization.  The Company is not in default and has not received notice of any claim of default, with respect to any Authorization.

3.16  Offering Valid.  Assuming the accuracy of the representations and warranties of the Investors contained in Section 4.2 hereof, the offer, sale, issuance and delivery of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.

3.17  Insurance.  The Company has insurance policies with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar businesses as the Company.  There is no default by the Company, or to the best of the Company’s knowledge, by any insurance carrier of such policies, or event which could give rise to a default under any such policy.

3.18  Real Property Holding Company.  The Company is not a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

3.19  Qualified Small Business Stock.  The Series A-1 Preferred Stock sold hereunder constitutes “qualified small business stock” as defined in Section 1202(c) of the Code. The Company shall use diligent efforts to comply with the reporting requirements of Section 1202(d)(1)(C) of the Code and any related regulations promulgated thereby.  In addition, within a reasonable time (which shall not exceed thirty (30) days after any Investor delivers to the Company a written request therefor), the Company shall deliver to such Investor a written statement informing the Investor whether, to the best of the Company’s knowledge, such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.  The Company’s obligation to furnish a written statement pursuant to this Section 3.19 shall continue notwithstanding the fact that a class of the Company’s securities may be traded on an established securities market.  As of the Closing Date, the Company is a “qualified small business” within the meaning of Section 1202(d) of the Code, meets the “active business requirement” of Section 1202(e) of the Code and has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.

3.20  Investment Company Act.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended nor is the Company directly or indirectly controlled by or acting on behalf of any person which is an “investment company.”

3.21  Disclosure.  The representations and warranties made or contained in this Agreement and the schedules and exhibits hereto, and the certificates executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations and warranties not misleading in light of the circumstances in which they were made or delivered.  There have been no events or transactions, or facts or information which have not been disclosed herein or in a schedule hereto which have or could reasonably be expected to have a Material Adverse Effect.

4.  Representations and Warranties of Investors.  Each Investor, severally as to itself and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date and each Subsequent Closing Date that the statements contained in this Section 4 are true and correct as follows.

4.1  Requisite Power and Authority.  Such Investor has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions.  All action on such Investor’s part required for the execution and delivery of this Agreement and the Related Agreements has been taken.  Upon their execution and delivery, this Agreement and the Related Agreements will be duly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of the indemnification provisions of the Investor Rights Agreement may be limited by applicable Laws.

4.2  Investment Representations.  Such Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor is purchasing the Shares and Conversion Shares for its own account, for investment purposes only and has no current arrangements or understandings for the resale or distribution to others and will only resell such Shares and Conversion Shares any part thereof pursuant to a registration or an available exemption under applicable Law.  Such Investor acknowledges that the offer and sale of the Shares and Conversion Shares have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction, and that the Shares and Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available.  Such Investor understands and agrees that the Shares and the Conversion Shares will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law, the Restated Charter, the Bylaws, and the Related Agreements, as the same may be amended from time to time, or by any agreement between the Company and such Investor:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

4.3  No Conflicts.  The execution, delivery and performance by such Investor of this Agreement and each Related Agreement and the transactions contemplated thereby does not and will not (a) conflict with, violate or result in any default under the organizational documents of the Investor,  (b) with or without the giving of notice or the lapse of time, or both, result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Liens pursuant to, or right of termination under, any material contract to which such Investor is a party or by which such Investor or any of its property is bound, or (c) conflict with or violate any requirement of Law to which such Investor is subject, which could reasonably be expected to have a material adverse effect upon such Investor’s ability to perform its duties and obligations under this Agreement and the Related Agreements.

4.4  Consents.  The execution, delivery and performance by such Investor of this Agreement and the Related Agreements and the consummation of the transactions contemplated thereby do not and will not require the consent or approval of, or notice to, or other action of any Governmental Authority or other third party, which consent or approval, as appropriate, has not been obtained.

4.5  Litigation.  There is no litigation, arbitration, mediation or proceeding or investigation pending or, to the knowledge of each Investor, threatened against such Investor or affecting any of its properties or assets or against any officer, director, or employee of such Investor in his or her capacity as an officer, director or employee of the Investor, that could reasonably be expected to have a material adverse effect upon such Investor’s ability to perform its duties and obligations under this Agreement and the Related Agreements or which may call into question the validity or hinder the enforceability of this Agreement or any Related Agreement or the transactions contemplated hereby and thereby; nor has there occurred any event nor does there exist any condition on the basis of which any such litigation, arbitration, mediation proceeding or investigation might be properly instituted or commenced. Such Investor is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality could reasonably be expected to have a material adverse effect upon such Investor’s ability to perform its duties and obligations under this Agreement and the Related Agreements. There is no action or suit by such Investor pending or, to such Investor’s knowledge, threatened against others could reasonably be expected to have a material adverse effect upon such Investor’s ability to perform its duties and obligations under this Agreement and the Related Agreements.

4.6  Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby, or by any other Related Agreements to which such Investor is a party, based on any agreement, arrangement or understanding with such Investor or any action taken by such Investor.

4.7  Residence.  If such Investor is an individual, then the Investor resides in the state or province identified in the address of such Investor on the signature pages hereof; if such Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of such Investor in which its principal place of business is located is the address or addresses of such Investor set forth on the signature pages hereof.

5.  Conditions to Closings; Post-Closing Covenants.

5.1  Conditions to Obligations of the Investors for Initial Closing.  Each Investor’s obligation to purchase the Initial Shares at the Initial Closing is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)  Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the Closing Date as if they had been made on and as of the Closing Date.

(b)  Performance of Obligations.  The Company shall have performed all obligations required herein to be performed by it on or prior to the Initial Closing.

(c)  Compliance Certificate.  The Company shall have delivered to the Investors a Compliance Certificate, executed by the President of the Company, dated as of the Closing Date, to the effect that the conditions specified in subsections (a) and (b) of this Section 5.1 have been satisfied.

(d)  No Material Adverse Change.  There shall have been no event that has had, or could be reasonably expected to have, a Material Adverse Effect on the Company.

(e)  Regulatory Approvals.  All authorizations, approvals and permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Initial Closing in connection with the issuance of and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Initial Closing.

(f)  Secretary’s Certificate; Corporate Documents.  The Investors shall have received from the Secretary of the Company a certificate having attached thereto: (i) the Restated Charter as in effect at the time of the Initial Closing (and evidence of the filing thereof with the Secretary of State of the State of Delaware), (ii) the Company’s Bylaws as in effect at the time of the Initial Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter, and (v) good standing certificates with respect to the Company from the applicable authority(ies) in Delaware and any other jurisdiction in which the Company is qualified to do business, dated a recent date before the Initial Closing.

(g)  Investor Rights Agreement.  The Investor Rights Agreement shall have been executed and delivered by the Company and the other parties thereto.

(h)  Stockholders’ Agreement.  The Stockholders’ Agreement shall have been executed and delivered by the Company and the Founders.

(i)  Buy-Sell Agreements.  A Buy-Sell Agreement shall have been executed and delivered by the Company and each Founder and shall be in the form of Exhibit D-1 through Exhibit D-4 attached hereto, as appropriate.

(j)  Board of Directors.  Upon the Initial Closing, the authorized size of the Board shall be four (4), and the Board shall consist of Daniel J. McDonough, David Apple, Kevin Wilson, and John Morgan, with a fifth member to be appointed thereto after the Initial Closing in accordance with the Stockholders’ Agreement.

(k)  Legal Opinion.  The Investors shall have received from legal counsel to the Company an opinion addressed to them, which is reasonably satisfactory, in form and substance, to the Investors.

(l)  Founders’ Employment Agreements.  The Founders’ Employment Agreements shall have been executed and delivered by the Company and the Founders and shall be satisfactory, in form and substance, to the Investors.

(m)  Senior Debt Facility.  The Company and Wells Fargo Foothill, Inc.  (in its capacity as arranger and administrative agent, “Wells Fargo”; the lender or lenders with respect to which Wells Fargo serves as administrative agent, the “Senior Lender”) shall have executed and delivered to one another loan documents (collectively, the “Senior Loan Documents”) satisfactory to the Investors pertaining to a revolving credit facility being made available by the Senior Lender to the Company in the maximum amount of Twenty Million Dollars

($20,000,000) (the “Senior Debt Facility”) pursuant to the provisions of the Senior Loan Documents.

(n)  Purchase of Series A-2 Preferred Stock.  The Founders shall have purchased the Series A-2 Preferred Stock as provided in the Founders Purchase Agreement and the Founders Purchase Agreement shall be reasonably satisfactory, in form and substance, to the Investors.

(o)  Key Man Life Insurance.  The Company shall have obtained and delivered to the Investors a copy of a key man life insurance policy on the life of Daniel J. McDonough in the amount of $3,000,000 with the proceeds payable to the Company.

(p)  McDonough Indemnity.  The McDonough Indemnity shall be reasonably satisfactory, in form and substance, to the Investors.

(q)  Initial Closing.  The Initial Closing shall have occurred by October 15, 2004.

5.2  Conditions to Obligations of the Company for the Initial Closing and Subsequent Closings.  The Company’s obligation to issue and sell the Shares at the Initial Closing and the Subsequent Closings, as applicable, is subject to the satisfaction or waiver, on or prior to the Closing Date and each of the Subsequent Closing Dates, as applicable, of the following conditions:

(a)  Representations and Warranties.  The representations and warranties made by the Investors in Section 4 hereof shall be true and correct as of the Closing Date and each of the Subsequent Closing Dates, as applicable, with the same force and effect as if they had been made on and as of the Closing Date and each of the Subsequent Closing Dates, as applicable.

(b)  Performance of Obligations.  Such Investors shall have performed all obligations required herein to be performed by such Investors on or prior to the Initial Closing and the Subsequent Closings, as applicable.

(c)  Regulatory Approvals.  All authorizations, approvals and permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Initial Closing and the Subsequent Closings, as applicable, in connection with the issuance of and sale of the Shares being acquired pursuant to this Agreement shall have been duly obtained and shall be effective as of the Initial Closing and the Subsequent Closings, as applicable.

(d)  Stockholders’ Agreement.  The Stockholders’ Agreement shall have been executed and delivered by the Investors.

(e)  McDonough Indemnity.  The Company shall have executed and delivered to and in favor of Daniel J. McDonough (“McDonough”) an agreement (the “McDonough Indemnity”) under which it shall indemnify, defend and hold McDonough harmless from all loss, expenses, damages, and claims arising under any validity (or similar) agreement executed and delivered by McDonough in favor of the Senior Lender, with such exceptions thereto and exclusions therefrom as may be mutually satisfactory to McDonough and the Company.

5.3  Conditions to Obligations of the Investors for Subsequent Closings.  Each Investor’s obligation to purchase Subsequent Closing Shares at the Subsequent Closing applicable thereto is subject to the satisfaction or waiver, on or prior to the applicable Subsequent Closing Date, of the following conditions:

(a)  Funding Notice.  The Company shall have executed and delivered a Funding Notice to the Investors, together with the officer’s certificate required thereby, which officer’s certificate shall include reasonably satisfactory evidence that a Funding Event (as defined below) has occurred.

(b)  Funding Event.  Either: (i) the proceeds from the sale of the Subsequent Closing Shares shall be required by the Company to (A) satisfy a leverage ratio or similar financial covenant imposed by the Senior Lender under the Senior Loan Documents or (B) cure or prevent a payment or other default under the Senior Loan Documents, provided that the Senior Lender has agreed to continue to provide the Company with credit availability under the Senior Debt Facility and (if applicable) waive the default under the Senior Loan Documents in the case of a Funding Event described in this clause (i); or (ii) the Board shall have determined that it requires the capital resulting from the sale of the Subsequent Closing Shares (in either case, a “Funding Event”).

(c)  Legal Investment.  The sale and issuance of the Subsequent Closing Shares to be purchased at the Subsequent Closing shall be legally permitted by all laws and regulations to which Investors and the Company are subject.

(d)  Performance of Obligations.  The Company shall have performed, in all material respects, all obligations required herein to be performed by the Company on or prior to the Subsequent Closing.

(e)  Consents, Permits and Waivers.  The Company shall have obtained any and all consent, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Subsequent Closing (except for such as may be properly obtained following the Subsequent Closing).

(f)   Delivery of Certificates.  The Investors shall have received from the Company certificates evidencing the Subsequent Closing Shares to be issued and sold to the Investors as of the Subsequent Closing and registered in the name of each Investor, against delivery to the Company by each Investor of a wire transfer in the amount of the purchase price for the Subsequent Closing Shares purchased by each such Investor at the Subsequent Closing.

(g)  Initial Closing.  The Initial Closing shall have occurred.

5.4  Certain Post-Closing Covenants.  The Company covenants and agrees as to take the following actions after the Initial Closing:

(a)  Confidentiality and Related Agreements.  The Company shall require all future employees and consultants having access to, or who are, were or will be involved in the development of, any of the Intellectual Property owned or developed (or to be developed) by the Company, to execute agreements under which such employees and consultants (i) agree to maintain the confidentiality of all confidential and proprietary information of the Company and (ii) provide assignments of all inventions and developments conceived or created by them in the course of their employment or services, which form of agreement shall be approved by the Board.  The agreements required to be executed pursuant to this Section 5.4(a) shall be executed concurrently with the employment or engagement, as appropriate, of the employee or consultant by the Company.

(b)  Adoption of Plan.  The Company shall formulate and adopt the Plan as soon as practicable after the Initial Closing with the approval of the Board.

6.  Miscellaneous.

6.1  Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to principles of conflicts of Law or choice of Law that would cause the substantive Laws of any other jurisdiction to apply.  The Company irrevocably submits and consents to the jurisdiction of any Delaware state court or federal court sitting in Delaware over any action or proceeding arising out of or relating to the Agreement or the other Related Agreements, and the Company hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

6.2  Survival; Indemnification of Investors.

(a)  The representations, warranties, covenants and agreements made in this Agreement, the Schedule of Exceptions, any Related Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company, as appropriate.

(b)  The Company hereby agrees to hold harmless and indemnify the Investors, the Investors’ direct and indirect subsidiaries, affiliated entities and corporations, and each of their partners, executive officers, directors, employees, stockholders, agents and representatives (collectively, referred to as the “Investor Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach by the Company of, any representation or warranty contained in this Agreement, the Schedule of Exceptions, any Related Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto, or (ii) any breach of any covenant or agreement by the Company contained in this Agreement, the Schedule of Exceptions, any Related Agreement or any other agreement, certificate, document or instrument furnished pursuant hereto (collectively, the “Indemnifiable Claims”) ; provided that the Company shall not be liable under this Section 6.2  to an Investor Indemnitee for: (i) any amount paid in settlement of claims without the Company’s prior written consent (which consent shall not be unreasonably withheld); (ii) to the extent that it is judicially determined that such Indemnifiable Claims resulted from the willful misconduct or gross negligence of such Investor Indemnitee; or (iii) to the extent that it is determined that such Indemnifiable Claims resulted from the material breach by such Investor Indemnitee of any representation, warranty, covenant or other agreement of such Investor Indemnitee contained in this Agreement or any Related Agreement or any other contract to which it is a party; provided, that if an Investor Indemnitee is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is judicially determined that the Indemnifiable Claim in question resulted from (i) the willful misconduct or gross negligence of such Investor Indemnitee or (ii) the material breach by such Investor Indemnitee of any representation, warranty, covenant or other agreement of such Investor Indemnitee contained in this Agreement or the Related Agreements.

(c)  The Company shall reimburse, promptly following request therefor, all reasonable expenses incurred by an Investor Indemnitee in connection with any Indemnifiable Claim, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

(d)  Each Investor Indemnitee under this Section 6.2 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Investor Indemnitee in respect of which indemnity may be sought from the Company under this Section 6.2, notify the Company in writing of the commencement thereof. The failure by any Investor Indemnitee to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Investor Indemnitee unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Investor Indemnitee and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to the Investor Indemnitee; provided that any Investor Indemnitee may, at its own expense, retain separate counsel to participate in such defense.  The Company agrees that it will not, without the prior written consent of the holders holding at least a majority of the issued and outstanding Shares, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Investor Indemnitee is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Investors and each other Investor Indemnitee from all liability arising or that may arise out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Investor Indemnitee without the prior written consent of the Company.

(e)  The rights to indemnification set forth in this Section 6.2 are in addition to, and not in limitation of, all rights and remedies to which the Investors may be entitled. All remedies, either under this Agreement, the Related Agreements, the Restated Charter, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.3  Amendment and Waiver.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (a) the Company, and (b) Investors owning not less than 66 2/3% of the shares of Common Stock issued or issuable upon conversion of the Series A-1 Preferred Stock owned (or subscribed for) by all Investors (the “Required Investors”). Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon the Company and each Investor, and their respective successors and assigns. For purposes of this Section 6.3, any reference to “66 2/3% of the shares of Common Stock issued or issuable upon conversion of Series A-1 Preferred Stock” shall exclude all shares of Common Stock issuable upon payment of Accruing Dividends, assuming for purposes of this calculation that all Accruing Dividends are paid in cash in lieu of the issuance of Common Stock.  The term “Accruing Dividends” shall have the meanings given to such term in the Restated Charter, as the same may be amended and/or restated from time to time.

6.4  Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the Related Agreements delivered pursuant hereto constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

6.5  Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex, facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address or facsimile number set forth on its signature page hereto and to each Investor at the address or facsimile number set forth on Schedule A hereto or at such other address as the Company or each Investor may designate by ten (10) days’ advance written notice to the other parties hereto.

6.6  Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7  Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that, if the Initial Closing occurs, the Company shall, at the Initial Closing, reimburse to the Investors, an amount not to exceed Seventy-Five Thousand Dollars ($75,000), for fees and expenses incurred in connection with this transaction.

6.8  Broker’s Fees.  The Company shall be solely responsible for the payment of all broker fees to Anderson LeNeave & Co. and Kropschot Financial Services.  Each party represents and warrants that other than Anderson LeNeave & Co. and Kropschot Financial Services, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  The

Company agrees to indemnify each Investor against any fee or commission payable by such Investor for which the Company is responsible, and each Investor agrees to indemnify the Company against any fee or commission payable by the Company for which such Investor is responsible.

6.9  Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its executive officers and directors, in making its investment or decision to invest in the Company.  Each Investor agrees that no Investor nor the respective controlling persons, executive officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.

6.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11  Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

6.12  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

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[SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMMERCIAL CREDIT GROUP INC.

By:	/s/ Daniel J. McDonough
Name:	Daniel J. McDonough
Title:	President and Chief Executive Officer

Address:
212 South Tryon Street
Suite 1400
Charlotte, NC 28281
Attention: Mr. Daniel J. McDonough
Telephone:
Facsimile:

WINMARK CORPORATION

By:	/s/ John Morgan
Name:	John Morgan
Title:	Authorized Officer

Address:
4200 Dahlberg Drive, Suite 100
Minneapolis, MN 55422-4837
Attention:	Mr. John Morgan
Telephone:	(763) 520-8404
Facsimile:	(763) 520-8410

List of Exhibits

Exhibit A	-	Amended and Restated Certificate of Incorporation

Exhibit B	-	Investor Rights Agreement

Exhibit C	-	Stockholders’ Agreement

Exhibit D	-	Buy-Sell Agreements